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Exhibit 23(h)(4)

                            FUND ACCOUNTING AGREEMENT

     AGREEMENT made as of the 26th day of August, 2005, between Legacy Funds Group (the "Company"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. (the "Fund Accountant"), a corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Company and the Fund Accountant entered into a Fund Accounting Agreement dated May 13, 2002 (the "2002 Agreement"), whereby the Fund Accountant agreed to perform administration services for the Company, which has continued in effect through the date hereof;

     WHEREAS, the Company desires that the Fund Accountant continue to perform certain fund accounting services for each investment portfolio of the Company, all as now or hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

     WHEREAS, the Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1. Services as the Fund Accountant.

          (a) Maintenance of Books and Records. The Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

               (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

               (ii) General and auxiliary ledgers reflecting all asset,
                    liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

               (iii) Separate ledger accounts required by subsection (b)(2)(ii)
                    and (iii) of the Rule; and

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               (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

               (v) Maintain the books or records pertaining to (i) fair value prices and/or adjustment factors provided by Fair Value Information Vendors (described in Section 1(b)(ii)), and
                    (ii) market prices for securities that are valued using fair value information provided by Fair Value Information Vendors.

          (b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, the Fund Accountant shall perform the following accounting services daily for each Fund:

               (i) Calculate the net asset value per share ("NAV") of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act;

               (ii) In each calculation of NAV, apply securities pricing
                    information as required or authorized under the terms of the valuation policies and procedures of the Company ("Valuation Procedures"), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, and (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Company's Board of Trustees (hereafter referred to as the "Trustees" (collectively, "Fair Value Information Vendors") with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund's pricing time, or which are otherwise required to be made subject to a fair value determination, as set forth under the Valuation Procedures.

               (iii) Verify and reconcile with the Funds' custodian all daily trade activity;

               (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

               (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

               (vi) Report to the Company the daily market pricing of securities in any

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                    money market Funds, with the comparison to the amortized
                    cost basis;

               (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

               (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Company;

               (ix) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

               (x)  Post Fund transactions to appropriate categories;

               (xi) Accrue expenses of each Fund according to instructions received from the Company's Administrator;

               (xii) Determine the outstanding receivables and payables for all
                    (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

               (xiii) Provide accounting reports in connection with the
                    Company's regular annual audit and other audits and examinations by regulatory agencies; and

               (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

          (c)  Special Reports and Services.

               (i) The Fund Accountant may provide additional special reports upon the request of the Company or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

               (ii) The Fund Accountant may provide such other similar services with respect to a Fund as may be reasonably requested by the Company, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

               (iii) The Fund Accountant will coordinate the preparation of reports that are prepared or provided by Fair Value Information Services which help the Company to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

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          (d)  Additional Accounting Services. The Fund Accountant shall also perform the following additional accounting services for each
               Fund:

               (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Company. The download will include the following unaudited items:

                    Statement of Assets and Liabilities,

                    Statement of Operations,

                    Statement of Changes in Net Assets, and

                    Condensed Financial Information;

               (ii) Provide accounting information for the following:

                    (A) federal and state income tax returns and federal excise tax returns;

                    (B) the Company's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;

                    (C) the Company's annual, semi-annual and quarterly (if any) shareholder reports;

                    (D) registration statements on Form N-1A and other filings relating to the registration of shares;

                    (E) the Administrator's monitoring of the Company's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

                    (F)  annual audit by the Company's auditors; and

                    (G)  examinations performed by the SEC.

     2. Subcontracting.

          The Fund Accountant may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that the Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Fund Accountant shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

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     3. Compensation.

          The Company shall pay the Fund Accountant for the services to be provided by the Fund Accountant under this Agreement in accordance with, and in the manner set forth in the Omnibus Fee Agreement by and between the Company and the Fund Accountant, dated as of the date hereof (the "Fee Agreement").

     4. Reimbursement of Expenses and Miscellaneous Service Fees.

          (A) In addition to paying the Fund Accountant the fees described in the Fee Agreement, the Company agrees to reimburse the Fund Accountant for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

               (a) All freight and other delivery and bonding charges incurred by the Fund Accountant in delivering materials to and from the Company;

               (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by the Fund Accountant in communication with the Company, the Company's investment adviser or custodian, dealers or others as required for the Fund Accountant to perform the services to be provided hereunder;

               (c) The cost of microfilm or microfiche of records or other materials;

               (d) All systems-related expenses associated with the provision of special reports and services pursuant to Section 1(c) herein;

               (e) Any expenses the Fund Accountant shall incur at the written direction of an officer of the Company thereunto duly authorized; and

               (f) Any additional expenses reasonably incurred by the Fund Accountant in the performance of its duties and obligations under this Agreement.

          (B) In addition, the Fund Accountant shall be entitled to receive the following fees:

               (a) Systems development fees billed at an hourly rate of $150 per hour, as approved by the Company;

               (b)  Ad hoc reporting fees billed at an agreed upon rate.

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          (C) In addition:

               (a) The Company shall reimburse the Fund Accountant for the actual costs incurred by the Fund Accountant to Fair Value Information Vendors with respect to the provision of fair value pricing information to the Fund Accountant for use in valuing the portfolio holdings of a specific Fund or Funds that the Company designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by the Fund Accountant hereunder (such costs shall be incurred at the discounted group rate made available to the Fund Accountant clients, if applicable);

               (b) The Company shall pay to the Fund Accountant a charge for the pricing information obtained with respect each of the securities held in the portfolio of each Fund, which charge shall not exceed the charge that would be incurred if the Fund were to obtain the information directly from the relevant vendor or vendors; and

               (c) The Company shall pay the annual services fee indicated in the Fee Agreement for each Fund that the Company designates as being subject to the fair value support services to be provided by the Fund Accountant.

     5. Effective Date.

          This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the "Effective Date").

     6. Term.

          This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, for a period of thirty-six months from the Effective Date (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

          For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or

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order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

          After such termination for so long as the Fund Accountant, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Fund Accountant and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Fund Accountant shall be entitled to collect from the Company, in addition to the compensation described the Fee Agreement and Section 4 hereof, the amount of all of the Fund Accountant's reasonable cash disbursements for services in connection with the Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents.

          If, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, the Fund Accountant is replaced as fund accountant, or if a third party is added to perform all or a part of the services provided by the Fund Accountant under this Agreement (excluding any sub-accountant appointed by the Fund Accountant as provided in Section 2 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Fund Accountant equal to the balance due the Fund Accountant for the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Company's assets for the twelve months prior to the date the Fund Accountant is replaced or a third party is added.

          In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Fund Accountant is not retained to provide fund accounting services consistent with this Agreement including the number of Funds subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which the Fund Accountant is replaced or a third party is added.

          The parties further acknowledge and agree that, in the event the Fund Accountant is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by the Fund Accountant would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Fund Accountant for damages incurred

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and is not intended to constitute any form of penalty.

     7. Indemnification.

          The Company agrees to indemnify and hold harmless the Fund Accountant, its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses including reasonable investigation expenses (collectively, "Losses") resulting directly and proximately from the Fund Accountant' performance of services under this Agreement or based, if applicable, upon the Fund Accountant' reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to the Fund Accountant by the Company, the investment adviser, or other authorized agents of the Company with which the Fund Accountant must interface in providing services; provided that this indemnification shall not apply to actions or omissions of the Fund Accountant involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties and further provided that prior to confessing any claim against it which may be the subject of this indemnification. The Fund Accountant shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Fund Accountant.

          The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

          The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive

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the termination of this Agreement.

     8. Standard of Care; Uncontrollable Events; Limitation of Liability.

          The Fund Accountant shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of the Fund Accountant shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Fund Accountant hereunder.

          The Fund Accountant shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company's reasonable request, the Fund Accountant shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, the Fund Accountant assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond the Fund Accountant' reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, the Fund Accountant shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

          The Fund Accountant shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of the Fund Accountant relating to the services provided by the Fund Accountant under this Agreement.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE FUND ACCOUNTANT, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING LOST REVENUES OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     9. Record Retention and Confidentiality.

          The Fund Accountant shall keep and maintain on behalf of the Company all books and records which the Company and the Fund Accountant is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. The Fund Accountant further agrees that all such books and records shall be the property

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of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process; provided that the Fund Accountant may exhibit such records in any case where (i) disclosure is required by law, (ii) the Fund Accountant is advised by counsel that it may incur liability for failure to make a disclosure, (iii) the Fund Accountant is requested to divulge such information by duly-constituted authorities or court process, or (iv) the Fund Accountant is requested to make a disclosure by the Company.

     10. Reports.

          The Fund Accountant will furnish to the Company and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by the Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after conducting a diligent examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon the Company and any other recipient, and the Fund Accountant shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report.

     11. Rights of Ownership.

          All computer programs and procedures developed to perform services required to be provided by the Fund Accountant under this Agreement are the property of the Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

     12. Return of Records.

          The Fund Accountant may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain the Fund Accountant's files, records and documents created and maintained by the Fund Accountant pursuant to this Agreement which are no longer needed by the Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by the Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

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     13. Representations of the Company.

          The Company certifies to the Fund Accountant that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     14. Representations of the Fund Accountant.

          The Fund Accountant represents and warrants that: (1) the various procedures and systems which the Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Company and the Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by the Fund Accountant and, when executed and delivered by the Fund Accountant, will constitute a legal, valid and binding obligation of the Fund Accountant, enforceable against the Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

     15. Insurance.

          The Fund Accountant shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. The Fund Accountant shall notify the Company should any of its insurance coverage be canceled or materially reduced. Such notification shall include the date of change and the reasons therefor. The Fund Accountant shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by the Fund Accountant under its insurance coverage, if such claims materially impair or threaten to materially impair the adequacy of the Fund Accountant's coverage.

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     16. Information to be Furnished by the Company and Funds.

          The Company has furnished to the Fund Accountant the following:

          (a) Copies of the Declaration of Company of the Company and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

          (b)  Copies of the following documents:

               (i)  The Company's Bylaws and any amendments thereto; and

               (ii) Certified copies of resolutions of the Trustees covering the approval of this Agreement, authorization of the Fund Accountant to act as the fund accountant to the Company, authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct the Fund Accountant thereunder.

          (c) A list of all the officers of the Company, together with specimen signatures of those officers who are authorized to instruct the Fund Accountant in all matters.

          (d) Two copies of the Prospectuses and Statements of Additional Information for each Fund.

          (e) A copy of the Company's Valuation Procedures and any related policies or procedures applicable to the services hereunder.

     17. Information Furnished by the Fund Accountant.

          (a)  The Fund Accountant has furnished to the Company the following:

               (i)  The Fund Accountant's Articles of Incorporation; and

               (ii) The Fund Accountant's Bylaws and any amendments thereto.

          (b) The Fund Accountant shall, upon request, furnish certified copies of corporate actions covering the following matters:

               (i) Approval of this Agreement, and authorization of a specified officer of the Fund Accountant to execute and deliver this Agreement; and

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               (ii) Authorization of the Fund Accountant to act as fund
                    accountant for the Company and to provide accounting services for the Company.

     18. Amendments to Documents.

          The Company shall furnish the Fund Accountant written copies of any material amendments to, or material changes in, any of the items referred to in
Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statements of Additional Information or Valuation Procedures and related policies and procedures of the Company which might have the effect of changing the procedures employed by the Fund Accountant in providing the services agreed to hereunder or which amendment might affect the duties of the Fund Accountant hereunder unless the Company first obtains the Fund Accountant's approval of such amendments or changes, which approval shall not be unreasonably withheld.

     19. Legal Advice; Reliance on Prospectus; Certain Instructions.

          The Fund Accountant may apply to the Company at any time for instructions and may consult with counsel for the Company and with accountants and other experts with respect to any matter arising in connection with the Fund Accountant's duties, and the Fund Accountant shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. The Fund Accountant shall notify the Company at any time the Fund Accountant believes that it is in need of the advice of counsel (other than counsel in the regular employ of the Fund Accountant or any affiliated companies) with regard to the Fund Accountant' responsibilities and duties pursuant to this Agreement. After so notifying the Company, the Fund Accountant, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company unless relating to a matter involving the Fund Accountant' willful misfeasance, bad faith, negligence or reckless disregard of the Fund Accountant's responsibilities and duties hereunder, and the Fund Accountant shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

          As to the services to be provided hereunder, the Fund Accountant may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Company unless the Fund Accountant receives written instructions to the contrary in a timely manner from the Company.

          Also, the Fund Accountant shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.

          The Company has approved, or shall approve, each independent pricing vendor and

Fair Value Information Vendor to be used by the Fund Accountant in rendering fund accounting services, including Fair Value Support Services hereunder.

          The Company hereby instructs and authorizes the Fund Accountant to provide information pertaining to the Fund's portfolio to Fair Value Information Vendors in connection with the fair value determinations made under the Company's Valuation Procedures and other legitimate purposes related to the Fair Value Support Services to be provided hereunder.

          The Company understands and acknowledges that while the Fund Accountant's services hereunder are intended to assist the Company and its Board in its obligations to price and monitor pricing of Fund portfolios, the Fund Accountant does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors. The Company retains its overall responsibilities to (i) adopt policies and procedures to monitoring for circumstances that may necessitate the use of fair value prices, (ii) establish criteria for determining when market quotations are no longer reliable for a particular portfolio security, (iii) determine a methodology or methodologies by which the Company determines the current fair value of the portfolio security, and (iv) regularly review the appropriateness and accuracy of the method used in valuing securities and make any necessary adjustments.

     20. Compliance with Law.

          Except for the obligations of the Fund Accountant set forth in Section 9 hereof, the Company assumes full responsibility for the preparation, contents and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. The Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company represents and warrants that no shares of the Company will be offered to the public until the Company's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

     21. Notices.

          Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Company, at 90 Park Avenue, New York, NY 10016, Attn: General Counsel, along with a copy to First Financial CapitalAdvisors LLC, 300 High Street, Hamilton, Ohio 45011, Attn: Dennis Dietz; and if to the Fund Accountant, at 3435 Stelzer Road, Columbus, Ohio 43219, Attn:
President; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     22. Privacy.

          Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to Fund Accountant, or collected or retained by Fun Accountant to perform its duties shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Fund Accountant except at the direction of the Company or as required or permitted by law. Fund Accountant shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. The Company represents to Fund Accountant that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide Fund Accountant with a copy of that statement annually.

     23. Assignment.

          This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     24. Governing Law and Matters Relating to the Company as a Massachusetts Business Company.

          This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the trust property of the Company. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Company as provided in the Company's Declaration of Trust.

     25. Activities of the Fund Accountant.

          The services of the Fund Accountant rendered to the Company hereunder are not to be deemed to be exclusive. The Fund Accountant is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Company are or may be or become interested in the Fund Accountant, as officers, employees or otherwise and that partners, officers and employees of the Fund Accountant and its counsel are or may be or become similarly interested in the Company, and that the Fund Accountant may be or become interested in the Company as a shareholder or otherwise

     26. Miscellaneous.

          (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

          (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 2002 Agreement.

          (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and the Fund Accountant may conclusively assume that any special procedure which has been approved by an executive officer of the Company (other than an officer or employee of the Fund Accountant) does not conflict with or violate any requirements of the Company's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        LEGACY FUNDS GROUP


                                        By: /s/ Mark W. Immelt
                                            ------------------------------------
                                        Title: Legacy Funds Group, President


                                        BISYS FUND SERVICES OHIO, INC.


                                        By: /s/ Fred Naddaff
                                            ------------------------------------
                                        Title: President